                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         CONSOLIDATED FREIGHTWAYS, INC.
                (Name of Registrant as Specified In Its Charter)

                         CONSOLIDATED FREIGHTWAYS, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

  (4) Proposed maximum aggregate value of transaction:
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*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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LOGO

                                                                  April 6, 1994

Dear Fellow Shareholder:

  I am writing to you because your support at the upcoming Annual Meeting is important.

  This year, several proposals are expected to be presented at the Annual Meeting by current or former employees who are or were members of the International Brotherhood of Teamsters. We believe these proposals are part of an ongoing, well-financed "Corporate Campaign" by the Teamsters to harass your Board and management and thereby gain indirect leverage in labor matters to the detriment of your interests as a shareholder. Voting for these proposals will have the effect of encouraging the Teamsters to continue, and perhaps intensify, this "Corporate Campaign."

  Your Board and management have always been responsive to the legitimate concerns of shareholders. However, given the Teamsters' active involvement in this situation, your Board of Directors urges you to vote AGAINST these proposals. If you have already voted, we thank you for your support. Even if you have voted before, we urge you to sign, date and mail the enclosed WHITE proxy card at your earliest convenience.

  Since mid-1990, when the present management assumed responsibility for your company, Consolidated Freightways has achieved a dramatic turnaround, as reflected by a strong rebound in earnings and significant gains in its stock price. Don't let the Teamsters disrupt this progress to further their own agenda, which is counter to your economic interests.

  We strongly urge you to protect your interests by voting AGAINST the shareholder proposals (Items 4 and 5) on the enclosed WHITE proxy card. Do not vote on the green proxy card which may be furnished to you by the Teamster-financed "CF Shareholders Committee."

  We thank you for your continued support.

                                          Sincerely,

                                          /s/ DONALD E. MOFFIT
                                          Donald E. Moffit
                                          President and Chief Executive
                                           Officer